EXECUTION COPY

AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Agreement") dated as of June 5, 2001 is entered into among Hollywood
Entertainment Corporation (the "Borrower"), Societe Generale, as agent (the "Agent"), the Co-Agents (as defined below) and the Lenders (as defined below).

RECITALS

   A.	The Borrower is party to that certain Revolving
Credit Agreement, as amended as of August 4, 2000 (as further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Agent, the co-agents named therein (the "Co-Agents") and the financial institutions from time to time party thereto (the "Lenders").
   B.	The Borrower has requested that the Lenders, and
the Lenders have agreed (on the terms and conditions set forth herein), to amend certain provisions of the Credit Agreement.

AGREEMENT

In consideration of the Recitals and of the mutual promises and covenants contained herein and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Borrower, the Agent, the Co-Agents and each of the Lenders hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

SECTION 2. Amendments. The Credit Agreement is hereby amended as follows:

   (a) All references to "Documentation Agent" and
       "Goldman Sachs Credit Partners L.P." are deleted.

   (b) Section 1.1 is amended as follows:

      (i) The definition of "Adjusted Current Assets" is amended by inserting "and amounts for the deferred tax asset" after "Cash Equivalents" in the first parenthetical therein.

      (ii) The definition of "Adjusted Current
      Liabilities" is amended by inserting "(other than amounts for income taxes payable and accrued interest)" after "all amounts".

      (iii) The definition of "Adjusted EBITDA" is amended and restated in its entirety as follows:

      "'Adjusted EBITDA' means, for any Person for any period, (a) such Person's EBITDA for such period minus (b) without duplication, all costs of acquisition of Rental Items (other than DVDs which are Capital Assets) for Stores for such period, to the extent that such Rental Items were acquired for a particular Store (A) after its opening or (B) in the case of a Store acquired during such period, after it commenced to operate as a Store (i.e., excluding the cost of acquisition of such Store's initial inventory, the intent of the parties being to adjust EBITDA for the costs of keeping an existing Store in stock, and not for the initial cost of equipping a newly opened or acquired Store with inventory), plus (c) the cost of product transferred from rental inventory to previously viewed merchandise inventory and sold."

      (iv) The definition of "Adjusted Leverage Ratio" is amended and restated in its entirety as follows:

      "'Adjusted Leverage Ratio' means for any period of four consecutive fiscal quarters of the Borrower (determined on a consolidated basis), the ratio of (a) the sum of (i) principal amount of Loans outstanding hereunder on the last day of such period plus (ii) the balance at the end of such period of the Borrower's trade accounts payable plus (iii) the balance at the end of such period of accrued revenue sharing (as such amount would appear on the Borrower's consolidated balance sheet
      (in accordance with GAAP)) plus (iv) the balance at the end of such period of any other accounts payable or liability of the Borrower in connection with Rental Items, not included in clauses (ii) and
      (iii) above minus (v) the balance at the end of such period of the Borrower's cash, to (b) the Borrower's Adjusted Net Cash EBITDA for such period."

      (v) The definition of "Adjusted Net Cash EBITDA" is amended and restated in its entirety as follows:

      "'Adjusted Net Cash EBITDA' means Adjusted
      EBITDA minus the direct and indirect cost of acquisition, preparation and distribution of initial Inventory for new Stores for the corresponding period minus the cost of DVDs which are Capital Assets."

      (vi) The definition of "Asset Disposition" is amended by inserting "or other inventory" after "Rental Items" in clause (iii), deleting in clause (vii) "and" and replacing it with "," , and inserting in clause
      (viii) "43 Stores during fiscal year 2001 and" after "transfer) of", inserting "thereafter" after "fiscal year" and inserting at the end thereof ", provided, that any number of such permitted closures not effected in any fiscal year may be carried forward for one fiscal year as additional permitted closures for such subsequent fiscal year; and (ix) any disposition (in an amount not to exceed $25,000,000) in connection with a sale-leaseback transaction pertaining to the Borrower's equipment for which the Borrower has delivered Pro Forma Calculations to the Agent."

      (vii) The definition of "Capital Assets" is amended by inserting "(including, without limitation, catalogue DVD purchases in a maximum cumulative amount of not more than $17,000,000 for the six month period ending September 30, 2001, $34,000,000 for the 12 month period ending March 31, 2002 and $51,000,000 for the 18 month period ending September 30, 2002)" at the end of clause
      (a) therein (before "and")

      (viii) The definition of "EBITDA" is amended and restated in its entirety as follows:

      "'EBITDA' means, for any Person for any
      period, such Person's net income (or net loss), excluding any extraordinary gains or losses and taxes associated therewith, plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, and
      (e) all other non-cash items deducted for purposes of determining net income (other than items that will require cash payments and for which an accrual or reserve is, or is required under GAAP, to be made), in each case determined on a consolidated basis in accordance with GAAP for such Person for such period."

      (ix) The definition of "Excess Cash Flow" is amended and restated in its entirety as follows:

      "'Excess Cash Flow' means, for any fiscal quarter of the Borrower (commencing with the fiscal quarter ended June 30, 2001 and determined on or prior to the 45th day after the end of each such fiscal quarter), the amount, if any, by which the sum of:

        (i) Adjusted Net Cash EBITDA of the Borrower and its Subsidiaries for such period, plus

        (ii)  any negative change (Adjusted Current
        Liabilities increase and/or Adjusted Current Assets decrease) in the Working Capital Deficit of the Borrower and its Subsidiaries for such period,

      exceeds an amount equal to the sum of:

        (i)  the aggregate amount of all prepayments
        of Loans during such period, solely to the extent accompanied by a permanent reduction of the Total
        Commitment, plus

        (ii)  Fixed Charges of the Borrower and its
        Subsidiaries for such period, plus

        (iii)  any positive change (Adjusted Current
        Assets increase and/or Adjusted Current Liabilities decrease) in the Working Capital Deficit of the Borrower and its Subsidiaries for such period, plus

        (iv)  $10,000,000 in the second quarter of
        each calendar year or $5,000,000, in each other quarter."

      (x) The definition of "Leverage Ratio" is amended by deleting the proviso therein.

      (xi) The definition of "Margin" is amended and restated in its entirety as follows:

      "'Margin' means (a) with respect to IBOR
      Loans, 5.00% per annum and (b) with respect to Base
      Rate Loans, 4.00% per annum; provided that the Margin shall be permanently reduced by .25% for (x) each permanent reduction of the Total Commitment
      (in accordance with Sections 2.3.1 and 2.3.2) effected by the Borrower's payment to the Agent of an amount (in one or more installments) of not less than $20,000,000 and (y) upon receipt by the Agent of notice from the Borrower thereof, each Rating
      Upgrade; provided, further, that if any Loans remain outstanding at the close of business on December 24, 2002, the Margin in effect at that time shall be permanently increased by 1.00%."

      (xii) The definition of "Maturity Date" is amended by deleting "September 5, 2002" and replacing it with "December 23, 2003".

      (xiii) The definition of "Moody's" is inserted in its proper alphabetical place as follows:

      "'Moody's' means Moody's Investors Service,
      Inc."

      (xiv) The definition of "Net Cash Proceeds" is amended by inserting "or sale-leaseback transaction contemplated under clause (ix) of the definition of 'Asset Disposition'" after "by the Borrower", and inserting "or sale-leaseback transaction" after "such issuance or sale" in the third and seventh lines thereof.

      (xv) The definition of "Pro Forma Calculations" is amended by inserting "and 5.23" after "5.20".

      (xvi) The definition of "Rating Agencies" is inserted in its proper alphabetical place as follows:

      "'Rating Agencies' means Moody's and S&P."

      (xvii) The definition of "Rating Upgrade" is inserted in its proper alphabetical place as follows:

      "'Rating Upgrade' means at any time prior to September 25, 2002, each rating level upgrade (to a level higher than the existing ratings as at June 5, 2001) by the Rating Agencies of the
      Borrower's Senior Secured Bank Debt Rating;
      provided, that if at any time the Rating Agencies do not maintain equivalent Senior Secured Bank Debt
      Ratings for the Borrower, the lower of the two ratings shall be used to determine if there has been a Rating Upgrade and the magnitude thereof;
      provided, further, that if such ratings from the Rating Agencies shall differ by two or more rating levels, then the average of the two rating levels shall be taken and rounded downward to the nearest rating level (if necessary) to determine the magnitude of the Rating Upgrade, if any."

      (xviii) The definition of "Rental Items" is amended and restated in its entirety as follows:

      "'Rental Items' means (i) catalog and new release videotapes, DVDs, video discs, videogames, audiotapes or other recorded media (regardless of format) and related equipment to the extent that such items were acquired by Borrower (or the relevant Subsidiary) for sale or rental to its customers or are held by Borrower (or the relevant
      Subsidiary) for rental to its customers and (ii) costs incurred by the Borrower to prepare and distribute the Rental Items described in clause (i) above for use including, without limitation, preparation, freight, taxes, cases and supplies."

      (xix) The definition of "S&P" is inserted in its proper alphabetical place as follows:

      "'S&P' means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc."

      (xx) The definition of "Senior Secured Bank Debt
      Rating" is inserted in its proper alphabetical place as follows:

      "'Senior Secured Bank Debt Rating' means the rating by the Rating Agencies of the Indebtedness hereunder."

      (xxi) The definition of "Tangible Net Worth" is deleted.

      (xxii) The definition of "Total Commitment" is amended and restated in its entirety as follows:

      "'Total Commitment' means (subject to
      reduction or termination pursuant to Section 2.3 or
      Section 7.2):

      Period                                     Amount
      ---------------------------------       ------------
      Through and including July 23,
      2001                                    $255,500,000

      July 24, 2001 through and
      including August 27, 2001               $255,000,000

      August 28, 2001 through and
      including September 24, 2001            $254,500,000

      September 25, 2001 through and
      including October 22, 2001              $254,000,000

      October 23, 2001 through and
      including November 26, 2001             $253,000,000

      November 27, 2001 through and
      including December 24, 2001             $252,000,000

      December 25, 2001 through and
      including January 21, 2002              $241,500,000

      January 22, 2002 through and
      including February 25, 2002             $239,500,000

      February 26, 2002 through and
      including March 25, 2002                $237,500,000

      March 26, 2002 through and
      including April 22, 2002                $221,500,000

      April 23, 2002 through and
      including May 27, 2002                  $219,500,000

      May 28, 2002 through and
      including June 24, 2002                 $217,500,000

      June 25, 2002 through and
      including July 22, 2002                 $201,500,000

      July 23, 2002 through and
      including August 26, 2002               $199,500,000

      August 27, 2002 through and
      including September 23, 2002            $197,500,000

      September 24, 2002 through and
      including October 21, 2002              $181,500,000

      October 22, 2002 through and
      including November 25, 2002             $179,500,000

      November 26, 2002 through and
      including December 23, 2002             $177,500,000

      December 24, 2002 through and
      including January 27, 2003              $141,500,000

      January 28, 2003 through and
      including February 24, 2003             $139,500,000

      February 25, 2003 through and
      including March 24, 2003                $137,500,000

      March 25, 2003 through and
      including April 21, 2003                $116,500,000

      April 22, 2003 through and
      including May 26, 2003                  $114,500,000

      May 27, 2003 through and
      including June 23, 2003                 $112,500,000

      June 24, 2003 through and
      including July 21, 2003                 $ 91,500,000

      July 22, 2003 through and
      including August 25, 2003               $ 89,500,000

      August 26, 2003 through and
      including September 22, 2003            $ 87,500,000

      September 23, 2003 through and
      including October 27, 2003              $ 66,500,000

      October 28, 2003 through and
      including November 24, 2003             $ 64,500,000

      November 25, 2003 through and
      including December 22, 2003             $ 62,500,000

      Thereafter                              $          0

      (xxiii) The definition of "Working Capital" is deleted.

      (xxiv) The definition of "Working Capital Deficit" is inserted in its proper alphabetical place as follows:
      "'Working Capital Deficit' means, in relation to any Person as at any date, the sum derived by subtracting Adjusted Current Liabilities from
      Adjusted Current Assets of such person as at such date."

   (c) Section 2.1.1 is amended by deleting "below such Lender's name on the signature pages hereto," and inserting "across from such Lender's name on Schedule 2.1.1,".

   (d) Section 2.3.2 is amended by (i) deleting in clause (c) "50%" and replacing it with "75%", adding at the end of clause (c) after "Borrower", "(after repayment of the existing High Yield Notes)" and deleting in clause (c) "and" at the end thereof; (ii) deleting in clause (d) "on" and replacing it with "within 15 days after" and also deleting in clause (d) "100%" and replacing it with "75%"; (iii) adding a new clause (e) before the proviso as follows: "and (e) on or prior to the date which is 30 days after the Borrower's receipt thereof, by an amount equal to 75% of the Net Cash Proceeds of a sale-leaseback transaction contemplated under clause (ix) of the definition of 'Asset Disposition;'"; and (iv) deleting the proviso and replacing it with "provided, that after payment by the Borrower to the Agent of any amounts owing under clause (b), (c), (d) or (e), the balance of such Net Cash Proceeds or Excess Cash Flow, as the case may be, shall immediately be used to pay trade accounts payable of the Borrower or for other general working capital purposes as permitted hereunder."

   (e) Section 2.6.1(a) is amended by inserting
   "Adjusted" immediately before "Base Rate" (before the parenthetical) and deleting "changing as the Base Rate changes," from the parenthetical therein.

   (f) Section 2.6.3 is amended by inserting "and
   Fees" at the end of the caption thereof and inserting
   "Computations of all fees hereunder (to the extent applicable) shall be made on the basis of a year of three hundred sixty (360) days."

   (g) Sections 2.11.4, 2.11.5 and 2.11.6 are each
   amended by deleting the text therein and replacing it with "Intentionally Omitted."

   (h) Section 4.6 is amended by deleting "2000" and replacing it with "2001".

   (i) Section 5.10.1 is amended by inserting
   "(except with respect to the audit report for the fiscal year
   2000)" after "shall be unqualified".

   (j) Section 5.10.3 is amended by inserting "and
   5.23" after "5.20,".

   (k) Section 5.10.4 is replaced with "Intentionally
   Omitted."

   (l) Section 5.10.8(a) is amended and restated in its entirety as follows:

     "(a) All monthly reports reasonably requested by the Agent, which shall be reviewed by FTI
     Consulting/Policano & Manzo until after the review by FTI Consulting/Policano & Manzo of the
     Borrower's fiscal 2001 audited financial statements and thereafter by mutual agreement among the Borrower and the Agent."

   (m) Section 5.10.8(b) is replaced with
   "Intentionally Omitted."

   (n) Section 5.14 is replaced with "Intentionally
   Omitted."

   (o) Section 5.15 is replaced with "Intentionally
   Omitted."

   (p) Section 5.16 is amended and restated in its entirety as follows:

     "5.16. Leverage Ratio. The Borrower shall maintain its Leverage Ratio for the four fiscal quarters ended on the following respective dates such that it shall not exceed the following respective ratios:

     Date                  Leverage Ratio
     ------------------    --------------

     June 30, 2001         7.10 to 1.00
     September 30, 2001    7.20 to 1.00
     December 31, 2001     3.50 to 1.00
     March 31, 2002        3.50 to 1.00
     June 30, 2002         3.10 to 1.00
     September 30, 2002    2.90 to 1.00
     December 31, 2002     2.40 to 1.00
     March 31, 2003        2.10 to 1.00
     June 30, 2003         1.90 to 1.00
     September 30, 2003    1.60 to 1.00
     December 31, 2003     1.20 to 1.00."

   (q) Section 5.17 is amended by deleting the table therein and replacing it as follows:

     "Date                 Interest Coverage Ratio
     ------------------    -----------------------

     June 30, 2001         1.20 to 1.00
     September 30, 2001    1.20 to 1.00
     December 31, 2001     2.40 to 1.00
     March 31, 2002        2.30 to 1.00
     June 30, 2002         2.40 to 1.00
     September 30, 2002    2.50 to 1.00
     December 31, 2002     2.80 to 1.00
     March 31, 2003        3.10 to 1.00
     June 30, 2003         3.50 to 1.00
     September 30, 2003    4.20 to 1.00
     December 31, 2003     4.80 to 1.00."

   (r) Section 5.18 is amended by deleting the table therein and replacing it as follows:

                           Interest and Rent
     "Date                 Coverage Ratio
     -----------------     -----------------

     June 30, 2001         1.04 to 1.00
     September 30, 2001    1.04 to 1.00
     December 31, 2001     1.27 to 1.00
     March 31, 2002        1.24 to 1.00
     June 30, 2002         1.25 to 1.00
     September 30, 2002    1.27 to 1.00
     December 31, 2002     1.32 to 1.00
     March 31, 2003        1.35 to 1.00
     June 30, 2003         1.38 to 1.00
     September 30, 2003    1.46 to 1.00
     December 31, 2003     1.50 to 1.00."

   (s) Section 5.19 is deleted and replaced with "Intentionally Omitted."

   (t) Section 5.20 is amended and restated in its entirety as follows:

   "5.20. Adjusted Leverage Ratio. The Borrower shall maintain its Adjusted Leverage Ratio for the four fiscal quarters ended on the following respective dates such that it shall not exceed the following respective ratios:

     Date                  Adjusted Leverage Ratio
     -----------------     ----------------------

     June 30, 2001         5.40 to 1.00
     September 30, 2001    5.70 to 1.00
     December 31, 2001     2.40 to 1.00
     March 31, 2002        2.60 to 1.00
     June 30, 2002         2.30 to 1.00
     September 30, 2002    2.20 to 1.00
     December 31, 2002     1.50 to 1.00
     March 31, 2003        1.40 to 1.00
     June 30, 2003         1.20 to 1.00
     September 30, 2003    0.90 to 1.00
     December 31, 2003     0.50 to 1.00."

   (u) Section 5.22 is amended by inserting "and
   5.23" after "5.20".

   (v) The following Section 5.23 is added:
   "5.23.  Minimum Adjusted Net Cash EBITDA.  The
   Borrower shall maintain a Minimum Adjusted Net Cash
   EBITDA for the four fiscal quarters ended on the following respective dates at a level which is not to be less than the following respective amounts:

                          Minimum Adjusted
     Date                 Net Cash EBITDA
     ------------------   ----------------

     June 30, 2001        $  70,000,000
     September 30, 2001   $  70,000,000
     December 31, 2001    $ 147,677,000
     March 31, 2002       $ 136,859,000
     June 30, 2002        $ 145,723,000
     September 30, 2002   $ 150,855,000
     December 31, 2002    $ 166,712,000
     March 31, 2003       $ 172,001,000
     June 30, 2003        $ 176,855,000
     September 30, 2003   $ 194,633,000
     December 31, 2003    $ 198,465,000."

   (w) Section 6.2 is amended as follows:

     (i)  Clause (d) is amended by inserting
     "(excluding any Funded Debt attributable to sale-leaseback transactions contemplated under clause
     (ix) of the definition of 'Asset Disposition')" after "Borrower's Total Revenues".

     (ii)  Clause (k) is deleted and replaced with
     the following:

     "(k) Indebtedness of the Borrower in
     connection with the financing of the Borrower's business insurance premiums, in an amount not to exceed $2,500,000 in any fiscal year."

   (x) Section 6.4 of the Credit Agreement is amended as follows:

     (i)  Clause (c) is amended by deleting "5%"
     and replacing it with "10%".
     (ii)  Clause (e) is amended by deleting "five
     percent (5%) of the Borrower's Net Worth" and replacing it with "$5,000,000".
     (iii)  Clause (f) is amended by deleting
     "and".
     (iv)  Clauses (h) and (i) are inserted after
     clause (g) as follows:
     "; (h) Liens on the unearned portion of
     insurance premiums which are payable to the Borrower upon the cancellation of the applicable business insurance policy, to the extent that such premiums were financed with Indebtedness under Section 6.2(k); and (i)
     Liens securing Funded Debt in connection with any sale-leaseback transaction permitted in clause (ix) of the definition of Asset
     Disposition."

   (y) Section 6.6 is amended by inserting "(in addition to the Investment under Section 6.6.5)" after "$5,000,000" in the proviso at the end thereof.

   (z) Section 6.12 is amended by (i) inserting "when each of the outstanding principal amount of all Loans and the Total Commitment is less than $100,000,000 and when the Leverage Ratio (after making such expenditures) is below 1.00 to 1.00," after "and (z)", (ii) deleting the text in each of clauses I and III and replacing it with "Intentionally Omitted." and (iii) amending clause II by deleting "June 30, 2001" and replacing it with "December 31, 2001", and deleting all text beginning with "an amount equal to" and replacing it with "14 Stores, provided, that not more than eight of such Stores shall be built or acquired without the prior written consent of the Agent in its sole discretion, based on a cost-benefit analysis performed by FTI Consulting/Policano & Manzo."

   (aa) Section 6.13 is amended by deleting "Other than as provided in Section 6.12(z)(III), the", replacing it with "The", deleting "and" in clause (x), replacing it with "," and inserting the following at the end of clause (y) (before the "."):
   "and (z) when combined with all other such substituted leases, does not exceed an aggregate cost (which shall include, without limitation, lease payments and start-up costs with respect to the new lease and any cancellation costs with respect to the terminated lease) of $2,500,000 in 2001 and $5,000,000 per year thereafter; provided, further, that the Borrower shall not enter into any such new lease or incur any expenditures with respect thereto (to the extent that the aggregate amount of such expenditures exceeds $1,000,000 in any year) without the prior written consent of the Agent in its sole discretion based on a cost-benefit analysis performed by FTI Consulting/Policano & Manzo."

   (bb) Section 8.1(c) is amended as follows:

     (i) Subclause (i) is amended by inserting at the end thereof "; provided that the Agent shall, as long as there is no Default or Event of Default hereunder, without the consent of any of the Lenders, release its Liens in Collateral which is the subject of a sale-leaseback transaction contemplated under clause (ix) of the definition of "Asset Disposition".
     (ii) Subclause (ii) is amended by deleting "change" and "changes" and replacing them with "increase" and "increases", respectively.
     (iii) Subclause (iii) is amended by deleting
     "change" and "changes" and replacing them with "increase" and "increases", respectively.
     (iv) Subclause (vi) is amended and restated in its entirety as follows:
     "(vi) delay the time for payment, or decrease the rates or amounts of principal, interest or any other amounts owing hereunder or under any of the other Loan Documents; and".

   (cc) Schedule 2.1.1 is added in the form attached as Annex I hereto.

   (dd) Exhibit B is amended by deleting
   "Section 9.5.6" in Section 9 therein and inserting "Section 9.4.6" in lieu thereof.

SECTION 3.  Conditions Precedent to Effectiveness of
Agreement. This Agreement shall not be effective unless and until the date (the "Effective Date") when each of the following conditions shall have been satisfied in the sole discretion of the
Agent:

   (a) the Agent shall have received counterparts of this Agreement duly executed by the Borrower, Hollywood Management and each of the Lenders;

   (b) the Borrower shall have paid in cash (x) all accrued fees of the Agent (including, without limitation, fees payable under that certain fee letter between the Agent and the Borrower, dated March 12, 2001), the Agents' legal counsel (including, without limitation, the payment of legal counsel's retainer), advisors and professionals in connection with the negotiation, preparation, execution and delivery of this Agreement and all other documents and agreements relating thereto and (y) all travel costs and related expenses of the members of the steering committee (as set forth in Annex II hereto);

   (c) the Borrower shall have paid in cash to the Agent, for the pro rata benefit of the Lenders, an amendment fee in the amount of 1.50% of the principal amount of all Loans outstanding immediately prior to the date hereof (such fee shall be non-refundable and fully earned when paid);

   (d) the Borrower shall have agreed in writing to the extension of the engagement (at its own cost) of FTI
   Consulting/Policano & Manzo (the "Financial Consultant") and
   Nightingale & Associates (the "Management Advisor"), each in accordance with Section 5(a) herein;

   (e) the Borrower shall have delivered to the Agent such other documents as the Agent shall have reasonably requested;

   (f) there shall be no pending or, to the knowledge of the Borrower after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement and the other documents and agreements executed or delivered in connection herewith or (ii) which affects or could reasonably be expected to affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of the Borrower or any of its Subsidiaries, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not reasonably be expected to cause a Material Adverse Effect;

   (g) no Default or Event of Default shall have occurred and be continuing on the Effective Date (after giving effect to this Agreement); and

   (h) the Agent shall have received certificates of incumbency, dated as of a recent date, for each of the Borrower and Hollywood Management, in form and substance acceptable to the Agent.

SECTION 4.  Representations and Warranties.  The
Borrower hereby represents and warrants to the Agent and to the Lenders as follows:

   (a) The Recitals in this Agreement are true and correct in all respects.

   (b) All representations and warranties of the Borrower in the Credit Agreement and of each of the Borrower and its Subsidiaries in the other Loan Documents to which it is a party are incorporated herein in full by this reference and are true and correct in all material respects as of the date hereof (after giving effect to this Agreement and the supplement to the Borrower Disclosure Letter delivered to the Agent in connection with the execution and delivery of this Agreement).

   (c) After giving effect to this Agreement, no Default or Event of Default has occurred or is continuing.

   (d) Each of the Borrower and its Subsidiaries has the power, and has been duly authorized by all requisite action, to execute and deliver this Agreement and the other documents and agreements executed and delivered in connection herewith to which it is a party. This Agreement has been duly executed by the Borrower and Hollywood Management and the other documents and agreements executed and delivered in connection herewith to which the Borrower or Hollywood Management is a party have been duly executed and delivered by each of the Borrower and Hollywood Management.

   (e) Neither the articles of incorporation nor the bylaws of the Borrower or Hollywood Management have been amended, supplemented or otherwise modified since August 4, 2000.

   (f) This Agreement is the legal, valid and binding obligation of the Borrower and Hollywood Management and the other documents and agreements executed or delivered in connection herewith to which the Borrower or Hollywood Management is a party are the legal, valid and binding obligations of the Borrower and Hollywood Management, in each case enforceable against each of the Borrower and Hollywood Management in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally.

   (g) The execution, delivery and performance of this Agreement and the other documents and agreements executed and delivered in connection herewith does not and will not (i) violate any law, rule, regulation or court order to which any of the Borrower or Hollywood Management is subject; (ii) conflict with or result in a breach of the articles of incorporation or bylaws of each of the Borrower and Hollywood Management or any agreement or instrument to which it is party or by which the properties of the Borrower or Hollywood Management are bound; or (iii) result in the creation or imposition of any Lien, security interest or encumbrance on any property of the Borrower or Hollywood Management, whether now owned or hereafter acquired, other than Liens in favor of the Agent.

   (h) No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of (i) this Agreement by the Borrower or Hollywood Management or (ii) the other documents or agreements executed or delivered in connection herewith to which either of the Borrower or Hollywood Management is party, or the consummation of the transactions contemplated hereby or thereby.

   (i) As of the date hereof the aggregate
   outstanding principal balance of Revolving Loans is $255,500,000 and Swing Line Borrowings is $0. Interest and fees have accrued thereon as provided in the Credit Agreement. The obligation of the Borrower to repay the Loans and the other Obligations, together with all interest and fees accrued thereon, is absolute and unconditional, and there exist no rights of setoff or recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations.

   (j) As of the date hereof, the Borrower has no Subsidiaries except for Hollywood Management.

   (k) The Borrower has taken all actions necessary to timely comply with (and has timely complied with) the NASDAQ Stock Market regulations approved on December 14, 1999 by the Securities and Exchange Commission in connection with independent director and audit committee standards and has not availed itself of the one non-independent director exception.

   (l) The compensation committee of the Borrower's
   Board of Directors is comprised solely of independent directors.

SECTION 5. Borrower Covenants. In addition to, and not in limitation of, the terms and conditions of the Credit
Agreement, the Borrower shall, and shall cause each of its Subsidiaries to:

   (a) through and until the date on which the Agent and the Lenders have fully reviewed (in their own discretion) the audited financial statements for the fiscal year, ended
   December 31, 2001, and thereafter by mutual agreement of the Borrower and the Agent, continue to cooperate in all respects with the Financial Consultant and the Management Advisor;

   (b) on September 6, 2002 pay in cash to the Agent for the ratable account of the Lenders a single one-time fee in the amount of 4% of the principal amount of Loans outstanding at the close of business (New York time) on September 5, 2002 (such fee shall be non-refundable and fully earned when paid);

   (c) on or prior to the 60th day after the Effective Date, use its best efforts to cause to be delivered to the Agent counterparts of an amended and restated blocked account agreement, in form and substance satisfactory to the Agent, duly executed by the Borrower and Bank of America, N.A.; and

   (d) through and until the Maturity Date, the Borrower shall reimburse the members of the steering committee
   (set forth on Annex II) for all travel and related expenses in connection with the Loans and the Loan Documents.

SECTION 6.  Effect and Construction of Agreement.

   (a) Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to:

     (i) impair the validity, perfection or priority of any Lien or security interest securing the Obligations; or
     (ii) waive or impair any rights, powers or remedies of the Agent or any Lender under the Credit Agreement or any other Loan Document.

   (b) This Agreement shall constitute a Loan
   Document.

   (c) In the event of any inconsistency between the terms of this Agreement and the Credit Agreement or any of the other Loan Documents, this Agreement shall govern. The Borrower and Hollywood Management acknowledge that they have consulted with counsel and with such other experts and advisors as they have deemed necessary in connection with the negotiation, execution and delivery of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted.

SECTION 7.  Miscellaneous.

   (a) The Borrower agrees to execute (and to cause
   Hollywood Management and each of its other Subsidiaries (if any) to execute) such other and further documents and instruments as the Agent may reasonably request to implement the provisions of this Agreement (including, without limitation, any and all documentation necessary to maintain the Agent's perfected security interest in all Collateral with respect to Revised Article 9 of the Uniform Commercial Code).

   (b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns as permitted by Section
   9.4 of the Credit Agreement. No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Agreement.

   (c) This Agreement, together with the Credit
   Agreement and the other Loan Documents, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Agreement, each of the Borrower and Hollywood Management acknowledges that it is not relying on any statement, representation, warranty, covenant or agreement of any kind made by the Agent, any Lender, or any employee, agent or professional of the Agent or any Lender, except for the express written agreements of the Agent and the Lenders set forth herein.

   (d) The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

   (e) This Agreement may be executed in counterparts and by any party to this Agreement on separate counterparts, all of which, when so executed, shall be deemed an original, but all of such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be, and effective as, an original signature hereto.

   (f) Any notices with respect to this Agreement shall be given in the manner provided for in Section 9.3 of the Credit Agreement.

   (g) All representations, warranties, waivers and releases of the Borrower contained herein shall survive the payment in full of the Obligations under the Credit Agreement.

   (h) No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto.

   (i) By its signature below, Hollywood Management hereby agrees that the terms of this Agreement shall not affect in any way its obligations and liabilities under the Hollywood Management Guaranty, the Hollywood Management Security Agreement and any other Loan Document to which it is a party, all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed.

SECTION 8. Release. The Borrower, Hollywood Management and each of the Borrower's other Subsidiaries on behalf of each of them and for each of their direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents, and attorneys, and their heirs, executors, administrators, trustee, successors and assigns (collectively, the "Releasors"), hereby release and forever discharge (this "Release") each Lender and the Agent and each of their respective direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents, and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (collectively, the "Releasees") of and from any and all claims, liabilities, demands, rights, obligations, damages, expenses, attorneys' fees and causes of action whatsoever from the beginning of the world to the date hereof, whether individual, class or derivative in nature, whether at law or in equity, whether based on federal, state or foreign law or right of action, foreseen or unforeseen, mature or unmatured, known or unknown, accrued or not accrued, which Releasors have or had against the Releasees, arising out of or relating to this Agreement or any other Loan Document (the "Released Claims"), and covenant not to institute, maintain, or prosecute any action, claim, suit, proceeding or cause of action of any kind to enforce any of the Released Claims. In any litigation arising from or related to an alleged breach of this Release, this Release may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence without any foundation testimony whatsoever. The Releasors expressly covenant and agree that this Release shall be binding in all respects upon their respective successors, heirs, assigns and transferees, and shall inure to the benefit of the heirs, successors and assigns of Releasees. Notwithstanding the foregoing, (x) the Agent and the Lenders hereby expressly reserve any rights they have or may have, collectively and individually, in connection with the Wattles Loan and (y) the Borrower hereby reserves its rights to assert any defense it may have with respect to the Wattles Loan in a proceeding brought against the Borrower by the Agent or any Lender, provided that the Borrower may not assert any such defense or defenses with respect to any of the Obligations.
The Borrower, Hollywood Management and each of the Borrower's other Subsidiaries acknowledge and agree that they understand the meaning and effect of Section 1542 of the California Civil Code which provides:
"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

The Borrower, Hollywood Management and each of the Borrower's other Subsidiaries agree to assume the risk of any and all unknown, unanticipated or misunderstood defenses, claims, contracts, liabilities, indebtedness and obligations which are released, waived and discharged by this Agreement. The Borrower, Hollywood Management and each of the Borrower's other Subsidiaries hereby waive and relinquish all rights and benefits which they might otherwise have under the aforementioned Section 1542 of the California Civil Code or any similar law, to the extent such law may be applicable, with regard to the release of such unknown, unanticipated or misunderstood defenses, claims, contracts, liabilities, indebtedness and obligations. To the extent that such laws may be applicable, the Borrower, Hollywood Management and each of the Borrower's other Subsidiaries waive and release any right or defense which they might otherwise have under any other law of any applicable jurisdiction which might limit or restrict the effectiveness or scope of any of their waivers or releases hereunder.

SECTION 9.  GOVERNING LAW; JURISDICTION; WAIVER OF JURY
TRIAL. The governing law, jurisdictional, venue, service of process and jury trial waiver provisions set forth in Sections
9.2, 9.13 and 9.16 of the Credit Agreement shall apply to any suit, action or proceeding related to this Agreement.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
BORROWER:

HOLLYWOOD ENTERTAINMENT
CORPORATION



By:
   Name:
   Title:

ACKNOWLEDGED AND AGREED:
HOLLYWOOD MANAGEMENT COMPANY



By:
   Name:
   Title:


LENDERS:

SOCIETE GENERALE NEW YORK OFFICE,
as Agent and as a Lender


By:
   Name:
   Title:

CREDIT LYONNAIS LOS ANGELES
BRANCH, as a Co-Agent and a Lender


By:
   Name:
   Title:

DEUTSCHE BANK AG, NEW YORK BRANCH
AND/OR CAYMAN ISLANDS BRANCH,
as a Co-Agent and a Lender


By:
   Name:
   Title:


By:
   Name:
   Title:

KEYBANK NATIONAL ASSOCIATION,
as a Co-Agent and a Lender


By:
   Name:
   Title:

U.S. BANK NATIONAL ASSOCIATION


By:
   Name:
   Title:
SUMITOMO MITSUI BANKING
CORPORATION (formerly known as
The Sumitomo Bank, Limited)


By:
   Name:
   Title:


By:
   Name:
   Title:

UNION BANK OF CALIFORNIA, N.A.


By:
   Name:
   Title:

VAN KAMPEN PRIME RATE INCOME TRUST
By:	Van Kampen Investment
Advisory Corp.


By:
   Name:
   Title:

VAN KAMPEN SENIOR INCOME FUND
By:	Van Kampen Investment
Advisory Corp.


By:
   Name:
   Title:

THE BANK OF NOVA SCOTIA


By:
   Name:
   Title:

THE FUJI BANK, LIMITED


By:
   Name:
   Title:

THE MITSUBISHI TRUST AND BANKING
CORPORATION


By:
   Name:
   Title:

SUNTRUST BANK


By:
   Name:
   Title:

TRANSAMERICA BUSINESS CREDIT
CORPORATION


By:
   Name:
   Title:

CITY NATIONAL BANK



By:
   Name:
   Title:

GENERAL ELECTRIC CAPITAL
CORPORATION



By:
   Name:
   Title:

ARK CLO 2000-1, LIMITED

By:	Patriarch Partners, LLC, as
Collateral Manager to ARK CLO
2000-1, Limited



By:
   Name:
   Title: Authorized Signatory

WELLS FARGO BANK



By:
   Name:
   Title:

BANK OF AMERICA, N.A.



By:
   Name:
   Title:



Annex I


2.1.1 Lender Allocations

LENDERS

Bank/Institution                           Amount          %
--------------------------------       -------------    ------
Societe Generale (steering
committee)                             11,071,666.67     4.33%
Credit Lyonnais (steering
committee)                             16,181,666.67     6.33%
Deutsche Bank                          16,181,666.67     6.33%
KeyBank N.A.(steering committee)       26,401,666.67    10.33%
U.S. Bank (steering committee)         23,846,666.67     9.33%
VKM - (steering committee)
Prime Rate Income Trust                14,478,333.33     5.67%
VKM  - Senior Income Trust              9,338,450.29     3.65%
Sumitomo                                7,300,000.00     2.86%
Union Bank of California               16,181,666.67     6.33%
Bank of Nova Scotia                    12,775,000.00     5.00%
Transamerica                           17,033,333.33     6.67%
GE Capital                              8,516,666.67     3.33%
Fuji Bank                              10,220,000.00     4.00%
Mitsubishi Trust                       10,220,000.00     4.00%
Sun Trust                              13,626,666.67     5.33%
City National Bank                      8,516,666.67     3.33%
Ark CLO-2000-1 (Patriarch
Partners)                              16,181,666.67     6.33%
Bank of America                        12,561,549.71     4.92%
Wells Fargo                             4,866,666.67     1.905%

TOTAL                                  $255,500,000      100.0%


Annex II

Steering Committee Members


SOCIETE GENERALE
CREDIT LYONNAIS
VAN KAMPEN
U.S. BANK
KEYBANK

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